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                                                                    EXHIBIT 99.4


                  [LETTERHEAD OF DATAMONITOR APPEARS HERE]


                        Verification of Authenticity
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To whom it may concern:


The following statistics in this excerpt:

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Although call centers first appeared in the U.S. more than a decade ago, they have only recently mushroomed in Europe. Close to a million Europeans now work at approximately 12,000 call centers across the Continent. And the numbers are growing. From 1995 to 1997, call centers accounted for an estimated 410,000 new jobs--equivalent to roughly 37% of the jobs Europe created in that time. By 2000, the number of employees in call centers will approach 1.3 million, according to forecasts by London-based consultants Datamonitor. That's close to 1% of Europe's total working population.
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are actual findings derived from our research process in producing our market analysis report entitled "Call Centers in Europe"--2nd Edition published in 1998.

If there are any questions concerning the above statistics, please feel free to give me a call.

Sincerely,

/s/ Neil Hollister
Neil Hollister
Director, Technology Practice
Datamonitor